Exhibit 10.2

March 6, 2012

To:	Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, DC 20068

From:	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between us on the Trade Date specified below (this “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. The definitions and provisions contained in the 2000 ISDA Definitions (the “2000 Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “2002 Definitions” and, together with the 2000 Definitions, the “Definitions”), each as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the 2002 Definitions and the 2000 Definitions, the 2002 Definitions will govern to the extent of such inconsistency.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern to the extent of such inconsistency.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Party A and Party B had executed an agreement in such form on the Trade Date (but without any Schedule except for (i) the election of the laws of the State of New York as the governing law, without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law, (ii) the election of an executed guarantee of Morgan Stanley dated as of the Trade Date in substantially the form attached hereto as Annex C as a Credit Support Document and (iii) the election of Morgan Stanley as a Credit Support Provider in relation to Party A). In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail to the extent of such inconsistency for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.  For purposes of the 2002 Definitions, this Transaction is a Share Forward Transaction.

Party A and Party B each represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Party A:	Morgan Stanley & Co. LLC

Party B:	Pepco Holdings, Inc.

Trade Date:	March 6, 2012

Effective Date:	March 9, 2012

Base Amount:
Initially, 2,337,662 Shares, subject to the provisions set forth under “Conditions to Effectiveness” below.  On each Settlement Date, the Base Amount shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	The earlier of (i) March 5, 2013 (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day) and (ii) the date on which the Base Amount is reduced to zero.

Forward Price:
On the Effective Date, the Initial Forward Price, and on any other day, the Forward Price as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that on each Forward Price Reduction Date, the Forward Price in effect on such date shall be the Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	USD 18.57625 per Share.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread divided by (ii) 365.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>”

on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate appears shall be used for such day.

Spread:	0.75%.

Forward Price Reduction Dates:	As set forth in Schedule I.

Forward Price Reduction Amount:	For each Forward Price Reduction Date, the Forward Price Reduction Amount set forth opposite such date on Schedule I.

Shares:	Common Stock, USD 0.01 par value per share, of Party B (also referred to herein as the “Issuer”) (Exchange identifier: “POM”).

Exchange:	The New York Stock Exchange.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company.

Calculation Agent:
Morgan Stanley & Co. LLC.  Following any determination or calculation by the Calculation Agent hereunder, in its capacity as such, upon a written request by Party B, the Calculation Agent will provide to Party B, by e-mail to the e-mail address provided by Party B in such written request, a report (in a commonly used file format for the storage and manipulation of financial data) displaying, in reasonable detail, the basis for such determination or calculation, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or other confidential or proprietary information used by it for such determination or calculation.

Settlement Terms:

Settlement Date:
Any Scheduled Trading Day following the Effective Date and up to and including the Maturity Date, as designated by (a) Party A pursuant to “Termination Settlement” below or (b) Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement

Notice Requirements and is delivered to Party A at least (i) three Scheduled Trading Days prior to such Settlement Date, which may be the Maturity Date, if Physical Settlement applies, and (ii) 20 Scheduled Trading Days (or other period of time as agreed between Party A and Party B) prior to such Settlement Date, which may be the Maturity Date, if Cash Settlement or Net Share Settlement applies; provided that (x) the Maturity Date shall be a Settlement Date if, on such date, the Base Amount is greater than zero, (y) if Physical Settlement (or, subject to clause (z) below, Net Share Settlement) applies and the relevant Settlement Date specified above (including a Settlement Date occurring on the Maturity Date) (or, with respect to Net Share Settlement, the Settlement Date specified pursuant to clause (z) below, if applicable) is not a Clearance System Business Day, the Settlement Date shall be the next following Clearance System Business Day, and (z) if Cash Settlement or Net Share Settlement applies and Party A shall have fully unwound its hedge during the relevant Unwind Period by a date that is more than three Scheduled Trading Days prior to a Settlement Date specified above, Party A may, by written notice to Party B, specify any Scheduled Trading Day prior to such originally specified Settlement Date as the Settlement Date.

Settlement Shares:
With respect to any Settlement Date, a number of Shares, not to exceed the Base Amount, designated as such by Party B in the related Settlement Notice or by Party A pursuant to “Termination Settlement” below; provided that on the Maturity Date, the number of Settlement Shares shall be equal to the Base Amount on such date.

Settlement Method:	Physical Settlement, Cash Settlement or Net Share Settlement.

Settlement Method Election:
Applicable, at the election of Party B as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements; provided that Physical Settlement shall apply (i) if no Settlement Method is validly selected, (ii) with respect to any Settlement Shares in respect of which Party A is unable, in its commercially reasonable judgment, to unwind its hedge by the end of the relevant Unwind Period in compliance with Rule 10b-18 under the Exchange Act (assuming that purchases of Shares, in connection with such Settlement Notice, by Party A on each Unwind Day during such Unwind Period were instead made by Party B) or due to the lack of sufficient liquidity in the Shares on any Unwind Day during such Unwind Period, (iii) to any Termination Settlement Date (as defined below under “Termination Settlement”) or (iv) if the Maturity Date is a Settlement Date, in respect of such Settlement Date.  Net Share Settlement shall be deemed to be included as an additional settlement method under Section 7.1 of the 2002 Definitions.

Settlement Notice Requirements:
Each Settlement Notice shall specify the Settlement Date to which it relates, the number of Settlement Shares applicable to such Settlement Date and, subject to the next sentence, the related Settlement Method.  Notwithstanding any other provision hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement unless Party B delivers to Party A, with such Settlement Notice, a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, (A) Party B is not aware of any material non-public information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws; (B) Party B is not electing Cash Settlement or Net Share Settlement to create actual or apparent trading activity in the Shares (or any security convertible into or exercisable or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exercisable or exchangeable for Shares); (C) the laws of Party B’s jurisdiction of organization permit Party B to purchase a number of Shares equal to the greater of (x) the number of Settlement Shares designated herein and (y) a number of Shares with a value, as of the date hereof, equal to the product of (I) such number of Settlement Shares and (II) the Forward Price in effect on the date hereof; and (D) such election and settlement does not, as of the date such Settlement Notice is delivered by Party B, violate or conflict with any law, regulation or supervisory guidance applicable to Party B or any order or judgment of any court or other agency of government applicable to Party B or any of its assets, and all governmental consents, if any, that are required to have been obtained by Party B with respect to such election or settlement have been obtained and are in full force and effect and all conditions of each such consent have been complied with.”

Unwind Day:
In respect of each Settlement Notice and related Settlement Date, each Exchange Business Day that is not a Suspension Day during the period (the “Unwind Period”) from, and including, the first Exchange Business Day following the date Party B validly elects Cash Settlement or Net Share Settlement in respect of such Settlement Date to, and including, the date that precedes such Settlement Date by one Settlement Cycle, subject to “Termination Settlement” below.  If any Unwind Day is a Disrupted Day, the Calculation Agent shall make commercially reasonable adjustments to the terms of this Transaction (including, without limitation, the Cash Settlement Amount and the 10b-18 VWAP) to account for the occurrence of such Disrupted Day, with such adjustments to be based, in the Calculation Agent’s commercially reasonable judgment, on, among other factors, the duration of any Market Disruption Event, if any, giving rise to such Disrupted Day and the volume, historical trading patterns and trading price of the Shares.

For greater clarity, with respect to any Settlement Date (x) in respect of which Cash Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of this Transaction to be settled on such Settlement Date when it purchases (or, to the extent applicable, unwinds derivative positions (including, but not limited to, swaps or options related to the Shares), resulting in Party A’s synthetic purchase of) an aggregate number of Shares equal to the number of Settlement Shares for such Settlement Date; and (y) in respect of which Net Share Settlement applies, Party A shall be deemed to have completed unwinding its hedge in respect of the portion of this Transaction to be settled on such Settlement Date when it purchases (or, to the extent applicable, unwinds derivative positions (including, but not limited to, swaps or options related to the Shares), resulting in Party A’s synthetic purchase of) an aggregate number of Shares having an aggregate purchase price equal to the Net Share Purchase Price for such Settlement Date.

The parties hereto acknowledge and agree that they have entered into a substantially identical forward transaction with respect to 15,584,415 Shares pursuant to a confirmation dated as of March 5, 2012 (the “Base Confirmation”).  Party A and Party B agree that if Party B designates a Settlement Date under the Base Confirmation for which Cash Settlement or Net Share Settlement is applicable, and the resulting Unwind Period (the “Matching Unwind Period”) under the Base Confirmation coincides for any period of time with an Unwind Period for the Transaction, then the Unwind Period under this Confirmation shall not commence (or, if the Unwind Period under this Confirmation has already commenced, such Unwind Period shall be suspended) until the Exchange Business Day immediately following the later of (i) the date Party A actually completes the unwind of its hedge with respect to the Base Confirmation in connection with the designation of such Settlement Date under the Base Confirmation, and (ii) the date the Matching Unwind Period ends.

Suspension Day:
Any Exchange Business Day on which Party A reasonably determines, based on the advice of counsel, that Cash Settlement or Net Share Settlement may violate applicable securities laws.  Party A shall notify Party B if it receives such advice from its counsel.

Market Disruption Event:
Section 6.3(a)(ii) of the 2002 Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “, in each case that the Calculation Agent determines is material.”

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

Physical Settlement:
On any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver to Party A through the Clearance System the Settlement Shares for such Settlement Date, and Party A shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.  If, on any Settlement Date, the Shares to be delivered by Party B to Party A hereunder are not so delivered (the “Deferred Shares”), and a Forward Price Reduction Date occurs during the period from, and including, such Settlement Date to, but excluding, the date such Shares are actually delivered to Party A, then, at Party A’s election in its sole and absolute discretion, the portion of the Physical Settlement Amount payable by Party A to Party B in respect of the Deferred Shares shall be reduced by an amount equal to the Forward Price Reduction Amount for such Forward Price Reduction Date, multiplied by the number of Deferred Shares.  For the avoidance of doubt, no Forward Price Reduction Amount for a Forward Price Reduction Date shall be applied to reduce the Forward Price more than once.

Physical Settlement Amount:
For any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of (i) the Physical Forward Price on such Settlement Date and (ii) the number of Settlement Shares for such Settlement Date.

Physical Forward Price:	Means (x) on any day during the period from, and including, a Forward Price Reduction Date to, but excluding, the second Exchange Business Day immediately following such Forward Price

Reduction Date, the Forward Price on such day, plus the Forward Price Reduction Amount for such Forward Price Reduction Date; and (y) on all other days, the Forward Price on such day.

Cash Settlement:
On any Settlement Date in respect of which Cash Settlement applies, if the Cash Settlement Amount for such Settlement Date is a positive number, Party A will pay such Cash Settlement Amount to Party B by wire transfer of immediately available funds to an account designated by Party B.  If the Cash Settlement Amount is a negative number, Party B will pay the absolute value of such Cash Settlement Amount to Party A by wire transfer of immediately available funds to an account designated by Party A.  Such amounts shall be paid on the Settlement Date.

Cash Settlement Amount:
For any Settlement Date in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to (1) the product of (i) (A) the arithmetic average of the Forward Prices on each Unwind Day in the relevant Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, it being understood, for the avoidance of doubt, that the related Forward Price Reduction Amount(s) shall be accounted for pursuant to clause (2) below) minus (B) the arithmetic average of the 10b-18 VWAPs on each Unwind Day in such Unwind Period, and (ii) the number of Settlement Shares for such Settlement Date, minus (2) the product of (i) the Forward Price Reduction Amount for each Forward Price Reduction Date that occurs during such Unwind Period, and (ii) the number of Settlement Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

Net Share Settlement:
On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) negative number, Party A shall deliver a number of Shares to Party B equal to the absolute value of the Net Share Settlement Shares, or (ii) positive number, Party B shall deliver to Party A the Net Share Settlement

Shares; provided that if Party A determines in its good faith, reasonable judgment that it would be required to deliver Net Share Settlement Shares to Party B, Party A may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.  In no event will Party B be required to return any Net Share Settlement Shares Party A has delivered to it pursuant to the proviso to the immediately preceding sentence.

Net Share Settlement Shares:
For any Settlement Date in respect of which Net Share Settlement applies, a number of Shares equal to (a) the number of Settlement Shares for such Settlement Date minus (b) the number of Shares Party A actually purchases during the relevant Unwind Period for a total purchase price (the “Net Share Purchase Price”) equal to the difference between (1) the product of (i) the arithmetic average of the Forward Prices on each Unwind Day in such Unwind Period (calculated assuming no reduction to the Forward Price for any Forward Price Reduction Date that occurs during such Unwind Period, it being understood, for the avoidance of doubt, that the related Forward Price Reduction Amount(s) shall be accounted for pursuant to clause (2) below) and (ii) the number of Settlement Shares for such Settlement Date, and (2) the product of (i) the Forward Price Reduction Amount for each Forward Price Reduction Date that occurs during such Unwind Period and (ii) the number of Shares with respect to which Party A has not unwound its hedge as of such Forward Price Reduction Date.

10b-18 VWAP:
For any Unwind Day, the volume-weighted average price per Share at which the Shares trade as reported in the composite transactions for the Exchange on such Unwind Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades on the Exchange on such Unwind Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Unwind Day and ten minutes before the scheduled close of the primary trading session in the market where the trade is effected, and (iv) trades on such Unwind Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Exchange Act, as determined in good faith by the Calculation Agent.  Party B acknowledges that the Calculation Agent may refer to the Bloomberg Page “POM <Equity> AQR SEC” (or any successor thereto), in its discretion, for such Unwind Day to determine the 10b-18 VWAP.

Settlement Currency:	USD.

Failure to Deliver:	Not applicable.

Other Applicable Provisions:
To the extent Party B is obligated to deliver Shares to Party A pursuant hereto, the provisions of Sections 9.2 (last sentence only), 9.8, 9.9, 9.10 and 9.11 of the 2002 Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that each representation in Section 9.11 of the 2002 Definitions relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Party B is the issuer of the Shares shall be deemed to be deleted.

Adjustments:

Method of Adjustment:
Calculation Agent Adjustment, subject to the provisions set forth in clause (b) under “Acceleration Events” below.  For the avoidance of doubt, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Amount, the Forward Price and any other variable relevant to the settlement or payment terms of this Transaction to account for the diluting or concentrative effect of the applicable Potential Adjustment Event on the theoretical value of the Shares; provided that the Calculation Agent shall in no event require the Company to effect any Cash Settlement.

Additional Adjustment:
If the Calculation Agent determines that the actual cost to Party A, over any one-month period, of borrowing a number of Shares equal to the Base Amount to hedge its exposure to this Transaction exceeds a weighted average rate equal to 25 basis points per annum, the Calculation Agent shall reduce the Forward Price in order to compensate Party A for the amount by which such cost exceeded a weighted average rate equal to 25 basis points per annum during such period.  The Calculation Agent shall notify Party B prior to making any such adjustment to the Forward Price, and, upon the request of Party B, Party A shall provide an itemized list of its stock loan costs for the applicable one-month period.  If the Calculation Agent determines that Party A’s stock loan costs over any trailing three-week period exceed a weighted average rate equal to 25 basis points per annum, Party A shall notify Party B of such fact no later than the Exchange Business Day following such determination.

Account Details:

Payments to Party A:	To be advised under separate cover or by telephone confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or by telephone confirmed prior to each Settlement Date.

Delivery of Shares to Party A:	To be advised.

Delivery of Shares to Party B:	To be advised.

3. Other Provisions:

Conditions to Effectiveness:

The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained herein and in the Purchase Agreement dated March 5, 2012 between Party B and, as Representatives of the Several Underwriters, Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (the “Purchase Agreement”), and any certificate delivered pursuant thereto, by Party B are true and correct on the Effective Date as if made as of the Effective Date, (ii) the condition that Party B have performed all of the obligations required to be performed by it hereunder or under the Purchase Agreement on or prior to the Effective Date, (iii) the condition that Party B have delivered to Party A an opinion of counsel dated as of the Effective Date in substantially the form attached hereto as Annex B (subject to customary exceptions and limitations), (iv) the satisfaction or waiver of all of the conditions set forth in Section 6 of the Purchase Agreement, (v) the condition that the Purchase Agreement has not been terminated pursuant to Section 10(a) or Section 11(ii) thereof and (vi) the condition that neither of the following has occurred (A) in the commercially reasonable judgment of Party A, Party A is unable to borrow and deliver for sale a number of Shares equal to the Base Amount, or (B) the Calculation Agent determines that either it is impracticable for Party A to do so or Party A would incur a stock loan cost of more than a rate equal to 200 basis points per annum to do so (in which event set forth in this clause (vi), this Confirmation shall be effective, but the Base Amount for this Transaction shall be the number of Shares Party A is able to so borrow at or below a stock loan cost of 200 basis points per annum, which number may, for the avoidance of doubt, be zero (and, for the avoidance of doubt, if the Base Amount is so reduced to zero, this Confirmation shall not be effective)).  Party B’s obligations hereunder shall be subject to the condition precedent that Party A, the Forward Seller and the Underwriters (as such terms are defined in the Purchase Agreement) have performed, on or prior to the Effective Date, all of the obligations required to be performed by it prior to the Effective Date under the Purchase Agreement.

Representations and Agreements of Party B:

Party B (i) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into this Transaction; and (ii) has consulted with its own legal, financial, accounting and tax advisors in connection with this Transaction.  Party B acknowledges that Party A is not making any representations or warranties with respect to the treatment of the Transaction, including, without limitation, ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity, ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity (or any successor issue statements) or under the Financial Accounting Standards Board’s Liabilities & Equity Project.

As of the date hereof, Party B is not the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to materially impair Party B’s ability to perform its obligations hereunder.

Party B will, by the next succeeding New York Business Day, notify Party A upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default or a Potential Adjustment Event.

Additional Representations, Warranties and Agreements of Party B:  Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that:

(a)
All Shares, when issued and delivered in accordance with the terms of this Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b)	Party B has reserved and will keep available at all times, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of this Transaction as herein provided, the full number of Shares as shall be issuable at such time upon settlement of this Transaction, assuming Physical Settlement.  All Shares so issuable shall, upon such issuance, be approved for listing on the Exchange, subject only to official notice of issuance.

(c)
Party B agrees to provide Party A at least five Exchange Business Days’ written notice (an “Issuer Repurchase Notice”) prior to executing any repurchase of Shares by Party B or any of its subsidiaries (or entering into any contract that would require, or give the option to, Party B or any of its subsidiaries to purchase or repurchase Shares), whether out of profits or capital or whether the consideration for such repurchase is cash, securities or otherwise (an “Issuer Repurchase”), that, alone or in the aggregate, would result in the Base Amount Percentage (as defined below) being (i) equal to or greater than 8.5% of the outstanding Shares or (ii) greater by 1.0% or more than the Base Amount Percentage at the time of the immediately preceding Issuer Repurchase Notice (or, in the case of the first such Issuer Repurchase Notice, greater than the Base Amount Percentage as of the later of the date hereof or the immediately preceding Settlement Date, if any).  The “Base Amount Percentage” as of any day is the fraction (1) the numerator of which is the Base Amount, plus the “Base Amount,” as such term is defined in the Base Confirmation, in each case, as of such day and (2) the denominator of which is the number of Shares outstanding on such day.

(d)
No filing with, or approval, authorization, consent, license registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Party B of this Confirmation and the consummation of this Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under the securities laws of any state or the District of Columbia.

(e)	Party B agrees not to make any Issuer Repurchase if, immediately following such Issuer Repurchase, the Base Amount Percentage would be equal to or greater than 8.5%.

(f)
Neither Party B nor any of its affiliated purchasers (within the meaning of Rule 10b-18 under the Exchange Act) shall take or refrain from taking any action (including, without limitation, the execution of any direct purchases by Party B or any of its affiliated purchasers or any purchases by a party to a derivative transaction with Party B or any of its affiliated purchasers), either under this Confirmation, under an agreement with another party or otherwise, that would cause any purchases of Shares by Party A or any of its affiliates in connection with any Cash Settlement or Net Share Settlement of this Transaction not to comply with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act if such purchases were made by Party B.

(g)
Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act (“Regulation M”)) that would cause a “restricted period” (as defined in Regulation M) to occur during any Unwind Period.

(h)	Party B is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended).

(i)
In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement if, in the reasonable judgment of Party B (or if in the reasonable judgment of Party A, as previously notified in writing to Party B), such settlement or Party A’s related market activity would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(j)	Party B is not, and, after giving effect to the transactions contemplated hereby, will not be, an “investment company” (as defined in the Investment Company Act of 1940, as amended).

(k)
Party B is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

Covenant of Party B:

Subject to the provisions set forth below under the heading “Private Placement Procedures,” the parties acknowledge and agree that all Shares delivered by Party B to Party A on any Settlement Date will be newly issued Shares and, when delivered by Party A (or an affiliate of Party A) to securities lenders from whom Party A (or an affiliate of Party A) borrowed Shares in connection with hedging its exposure to this Transaction, will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders, irrespective of whether such stock loan is effected by Party A or an affiliate of Party A (provided that such Shares may be subject to resale restrictions if the actions or status of any such securities lender would cause any such resale restrictions to apply by virtue of its share ownership in Party B or its status as an “affiliate” of Party B or otherwise).  Accordingly, subject to the provisions set forth below under the heading “Private Placement Procedures,” Party B agrees that the Shares that it delivers to Party A on each Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenants of Party A:

(a)
Unless the provisions set forth below under “Private Placement Procedures” shall be applicable, Party A shall use any Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders to close out open Share loans created by Party A or an affiliate of Party A in the course of Party A’s or such affiliate’s hedging activities related to Party A’s exposure under this Confirmation.

(b)
In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of this Transaction, Party A shall, and shall cause its affiliates to, execute such purchases to unwind its hedge of its exposure to this Transaction in compliance with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases; provided that Party A’s obligations under this clause (b) shall be subject to applicable Securities and Exchange Commission or Staff no-action letters or interpretations as appropriate and subject to any delays between execution and reporting of a trade of the Shares on the applicable securities exchange or quotation system and other circumstances reasonably beyond Party A’s or such affiliates’ control.

Insolvency Filing:

Notwithstanding anything to the contrary herein, in the Agreement or in the Definitions, upon any Insolvency Filing in respect of the Issuer, this Transaction shall automatically terminate on the date thereof without further liability of either party to this Confirmation to the other party (except for any liability in respect of any breach of representation or covenant by a party under this Confirmation prior to the date of such Insolvency Filing).

The parties hereto agree and acknowledge that (1) at any point prior to any Insolvency Filing in respect of the Issuer, Party B shall have the unilateral right to elect Physical Settlement of this Transaction pursuant to the provisions set forth above under the heading “Settlement Terms”; and (2) this Transaction shall automatically terminate on the date of any Insolvency Filing pursuant the provisions set forth in the immediately preceding paragraph solely to the extent that Party B failed to elect Physical Settlement of this Transaction pursuant to the provisions set forth above under the heading “Settlement Terms” prior to the relevant Insolvency Filing.

Extraordinary Dividends:

If a record date for an Extraordinary Dividend occurs during the period from, and including, the Effective Date to, but excluding, the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of this Transaction), then, on the date on which Party B pays such Extraordinary Dividend to holders of record of the Shares, Party B shall pay, to Party A, an amount in cash equal to the product of such Extraordinary Dividend and the Base Amount as of such record date.  “Extraordinary Dividend” means the per Share amount of any cash dividend or distribution declared by the Issuer with respect to the Shares that is specified by the board of directors of Party B as an “extraordinary” dividend.

Acceleration Events:

The following events shall each constitute an “Acceleration Event”:

(a)
Stock Borrow Events.  The Calculation Agent determines that (A) Party A (or an affiliate of Party A) is unable to hedge Party A’s exposure to this Transaction because of the lack of sufficient Shares being made available for Share borrowing by lenders, or (B) Party A (or an affiliate of Party A) would incur a cost to borrow Shares to hedge its exposure to this Transaction that is greater than a rate equal to 200 basis points per annum (a “Stock Borrow Event”).

(b)
Dividends and Other Distributions.  On any day occurring on or after the Trade Date and prior to the Maturity Date, Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) any cash dividend (other than an Extraordinary Dividend) to the extent the sum of all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date (with the Trade Date being a Forward Price Reduction Date for purposes of this clause (b) only) to, but excluding, the next subsequent Forward Price Reduction Date exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first such Forward Price Reduction Date on Schedule I or (ii) share capital or other securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction, for which the related record date occurs during the period from, and including, the Effective Date to, but excluding, the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of this Transaction) or (iii) any other type of securities (other than Shares), rights, warrants or other assets for payment (cash or other consideration) at less than the prevailing market price (as determined by the Calculation Agent) for which the related record date occurs during the period from, and including, the Effective Date to, but excluding, the Maturity Date (or, if later, the last date on which Shares are delivered by Party B to Party A in settlement of this Transaction).  To the extent the declaration of a distribution, issue or dividend contemplated by this paragraph (b) would also be considered to be the type of event to which Calculation Agent Adjustment would apply as specified under “Adjustments – Method of Adjustment” above, the provisions of this paragraph (b) will apply and Calculation Agent Adjustment shall not apply.

(c)	ISDA Early Termination Date. Party A has the right to designate an Early Termination Date pursuant to Section 6 of the Agreement.

(d)
Other ISDA Events.  The announcement of any event that if consummated, would result in an Extraordinary Event (and, for the avoidance of doubt, no Additional Disruption Event shall be applicable with respect to the definition of Extraordinary Event contained in the 2002 Definitions) or the occurrence of any Change in Law or a Delisting; provided that in case of a Delisting, in addition to the provisions of Section 12.6(a)(iii) of the 2002 Definitions, (x) it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); and (y) if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange, then such exchange or quotation system shall be deemed to be the Exchange; provided further that the definition of “Change in Law” provided in Section 12.9(a)(ii) of the 2002 Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”; and provided further that “any applicable law or regulation”, as used in Section 12.9(a)(ii) of the 2002 Definitions shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted or rule or regulation promulgated, and the consequences set forth below under “Termination Settlement” shall apply to any Change in Law arising from any such act, rule or regulation.

(e)
Ownership Event.  The Calculation Agent determines that, on any day, as a result of this Transaction, the Share Amount (as defined below) for such day is equal to or exceeds the Post-Effective Limit (as defined below) for such day (if any applies).

For the avoidance of doubt, if any of the above events also constitutes an Insolvency Filing, then the consequences set forth under “Insolvency Filing” above shall apply.

For purposes of clause (e) above, the “Share Amount” as of any day is the number of Shares that Party A and any person whose ownership position would be aggregated with that of Party A (Party A or any such person, a “Party A Person”) under any law, rule, regulation or regulatory order that for any reason becomes applicable to ownership of Shares after the Trade Date (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership of under the Applicable Laws, as determined by the Calculation Agent.  The “Post-Effective Limit” means (x) the minimum number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Party A Person, or would result in an adverse effect on a Party A Person, under the Applicable Laws, as determined by the Calculation Agent, minus (y) 0.5% of the number of Shares outstanding.

Party A represents and warrants to and agrees with Party B that (i) Party A does not know, as of the Trade Date, of any event or circumstance that will cause the Share Amount to exceed the Post-Effective Limit on any day during the term of this Transaction and (ii) Party A will not knowingly cause the Share Amount to equal or exceed the Post-Effective Limit on any day during the term of this Transaction.

Termination Settlement:

Upon the occurrence of any Acceleration Event, Party A shall have the right to designate, upon at least one Scheduled Trading Day’s notice, any Scheduled Trading Day following such occurrence to be a Settlement Date hereunder (a “Termination Settlement Date”) to which Physical Settlement shall apply, and to select the number of Settlement Shares relating to such Termination Settlement Date; provided that (i) in the case of an Acceleration Event arising out of an Ownership Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares necessary to reduce the Share Amount below the Post-Effective Limit and (ii) in the case of an Acceleration Event arising out of a Stock Borrow Event, the number of Settlement Shares so designated by Party A shall not exceed the number of Shares as to which such Stock Borrow Event exists.  If, upon designation of a Termination Settlement Date by Party A pursuant to the preceding sentence, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform obligations within its control in respect of this Transaction, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  If an Acceleration Event occurs during any Unwind Period, then, on the Termination Settlement Date relating to such Acceleration Event, notwithstanding anything herein to the contrary, (i) the Settlement Date for such Unwind Period shall be the Termination Settlement Date; and (ii) Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which Party A has unwound its hedge and Physical Settlement shall apply in respect of (x) the remainder (if any) of the Settlement Shares relating to such Unwind Period and (y) the Settlement Shares designated by Party A in respect of such Termination Settlement Date.

Private Placement Procedures:

If Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law or a change in the policy of the Securities and Exchange Commission or its staff, or Party A or Party B otherwise determines, based on the advice of counsel, that any Settlement Shares to be delivered to Party A by Party B may not be freely returned by Party A or its affiliates to securities lenders as described under “Covenant of Party B” above, then delivery of any such Settlement Shares (the “Restricted Shares”) shall be effected pursuant to Annex A hereto, unless waived by Party A.

Rule 10b5-1:

It is the intent of Party A and Party B that following any election of Cash Settlement or Net Share Settlement by Party B, the purchase of Shares by Party A during any Unwind Period comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that (i) during any Unwind Period, Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A (or its agent or affiliate) effects purchases of Shares in connection with this Confirmation and (ii) Party B is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.  Party B represents to Party B and agrees that Party B has not entered into or altered, and will not enter into or alter, any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

Party B hereby agrees with Party A that during any Unwind Period, Party B shall not communicate, directly or indirectly, any Material Non-Public Information (as defined herein) to any EDG Personnel (as defined below).  As of the Trade Date, Party B is not, and as of the Effective Date, Party B will not be, aware of any Material Non-Public Information.  For purposes of this Transaction, “Material Non-Public Information” means information relating to Party B or the Shares that (a) has not been widely disseminated by wire service, in one or more newspapers of general circulation, by communication from Party B to its shareholders or in a press release, or contained in a public filing made by Party B with the Securities and Exchange Commission and (b) a reasonable investor might consider to be of importance in making an investment decision to buy, sell or hold Shares.  For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information.  For purposes of this Transaction, “EDG Personnel” means Anthony Cicia, Usman Khan, Brian Lehman, John O’Dowd and Andrew Overton.

Maximum Share Delivery:

Notwithstanding any other provision of this Confirmation, in no event will Party B be required, pursuant to this Transaction, to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement, any Private Placement Settlement or otherwise, more than a number of Shares (the “Capped Number of Shares”) equal to 1.75, multiplied by the initial Base Amount to Party A, subject to reduction by the aggregate number of Shares, if any, delivered by Party B in settlement of this Transaction on all prior Settlement Dates.  Party B represents and warrants to Party A (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number of Shares on such day is equal to or less than the number of authorized but unissued Shares that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction).

Transfer and Assignment:

Party A may assign or transfer any of its rights or delegate any of its duties hereunder, without the prior written consent of Party B, to any affiliate of Party A whose obligations hereunder and under the Agreement are guaranteed by Morgan Stanley, so long as (a) such assignee or transferee is organized under the laws of the United States, any State thereof or the District of Columbia; (b) Party B will not be required to pay to such assignee or transferee an amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) of the Agreement greater than the amount in respect of which Party B would have been required to pay Party A in the absence of such assignment or transfer; (c) Party B will not receive a payment from which an amount has been withheld or deducted on account of a Tax under Section 2(d)(i) of the Agreement in excess of that which Party A would have been required to so withhold or deduct in the absence of such assignment or transfer; and (d) no Event of Default, Potential Event of Default or Termination Event will occur as a result of such assignment or transfer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of this Transaction, and any such designee may assume such obligations.  Party A shall be discharged of its obligations to Party B only to the extent of any such performance.

Indemnity:

Party B agrees to indemnify Party A and its affiliates and their respective directors, officers, agents and controlling parties (Party A and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint and several, incurred by or asserted against such Indemnified Party arising out of any breach of any covenant or representation made by Party B in this Confirmation or the Agreement, and Party B will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. Party B will not be liable under this Indemnity paragraph to the extent that any such loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court to have resulted from Party A’s negligence or willful misconduct.

Acknowledgments:

Non-Reliance:	Applicable.

Additional Acknowledgments:	Applicable.

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable.

4. The Agreement is further supplemented by the following provisions:

No Collateral or Setoff:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B hereunder are not secured by any collateral.  Obligations under this Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.  In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) this Transaction and (ii) all other transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Delivery of Cash:

For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Party B to deliver cash in respect of the settlement of this Transaction, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC Topic 815, Derivatives and Hedging, as in effect on the Trade Date (including, without limitation, where Party B so elects to deliver cash or fails timely to elect to deliver Shares in respect of such settlement).

Status of Claims in Bankruptcy:

Party A acknowledges and agrees that this confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement; and provided further that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transaction other than this Transaction.

Limit on Beneficial Ownership:

Notwithstanding any other provisions hereof, Party A shall not be entitled to take delivery of any Shares deliverable hereunder (whether in connection with the purchase of Shares on any Settlement Date or any Termination Settlement Date, any Private Placement Settlement or otherwise) to the extent (but only to the extent) that, after such receipt of any Shares hereunder, and after taking into any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, (i) the Share Amount would equal or exceed the Post-Effective Limit, (ii) Party A’s ultimate parent entity would purchase, acquire or take (as such terms are used in the Federal Power Act) at any time on the relevant date in excess of 8.5% of the outstanding Shares or (iii) Party A and each person subject to aggregation of Shares with Party A under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder (the “Party A Group”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 8.5% of the then outstanding Shares (each of such events in clauses (i), (ii) and (iii), an “Excess Ownership Position”).  Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, and after taking into account any Shares concurrently deliverable to Party A pursuant to the Base Confirmation, an Excess Ownership Position would exist.  If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that, after such delivery, an Excess Ownership Position would not exist.  Party A shall use its commercially reasonable efforts to eliminate the existence of an Excess Ownership Position prior to any Settlement Date.

In addition, notwithstanding anything herein to the contrary, if any delivery owed to Party A hereunder is not made, in whole or in part, as a result of the immediately preceding paragraph, Party A shall be permitted to make any payment due in respect of such Shares to Party B in two or more tranches that correspond in amount to the number of Shares delivered by Party B to Party A pursuant to the immediately preceding paragraph; provided that, in all events, Party A shall make such payment due in respect of the full number of Settlement Shares for the related Settlement Date to Party B no later than the 45th day following such Settlement Date (it being understood, for the avoidance of doubt, that this proviso shall not affect Party B’s obligation to deliver such Settlement Shares pursuant hereto, including, without limitation, pursuant to the penultimate sentence of the immediately preceding paragraph).

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

Address:	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036-8293
Attention:	Anthony Cicia
Telephone Number:	(212) 762-4828
Facsimile Number:	(212) 507-4338

Address for notices or communications to Party B:

Address:	Pepco Holdings, Inc.
701 Ninth Street, N.W.
Washington, DC 20068
Attention:	Jane K. Storero
Corporate Secretary
Telephone No.:	(202) 872-3487
Facsimile No.:	(202) 331-6659

(b)
Waiver of Right to Trial by Jury.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Confirmation.  Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Confirmation by, among other things, the mutual waivers and certifications herein.

Additional Provisions:

The parties hereto intend for:

(a)
this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(b)
a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(c)	Party A to be a “financial institution” within the meaning of Section 101(22) of the Bankruptcy Code; and

(d)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.

If Party A is a bank regulated by the Federal Deposit Insurance Corporation, (i) Party A recognizes and intends that this Transaction is, and shall constitute, a “qualified financial contract” as that term is defined in 12 U.S.C. 1821(e)(8)(d)(i), as the same may be amended, modified, or supplemented from time to time; and (ii) Party A represents and warrants that it is authorized by appropriate corporate action under applicable law to enter into this Transaction as evidenced by the execution hereof by an officer of Party A at the level of vice president or higher.

Severability:

If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with, any such Section) shall be so held to be invalid or unenforceable.

[Remainder of page intentionally left blank]

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

Morgan Stanley & Co. LLC

By:	/s/ SERKAN SAVASOGLU
Name: Serkan Savasoglu
Title: Managing Director

Confirmed as of the date first written above:

Pepco Holdings, Inc.

By:	/s/ KEVIN M. McGOWAN
Name: Kevin M. McGowan
Title: Vice President and Treasurer

ANNEX A

PRIVATE PLACEMENT PROCEDURES

(i)           If Party B delivers the Restricted Shares pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary (for issuers with a market capitalization comparable to, and in the same industry as, Party B) private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A; provided that if, on or before the date that a Private Placement Settlement would occur, Party B has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Party B to Party A (or any affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such affiliate of Party A) or Party B fails to deliver the Restricted Shares when due or otherwise fails to perform obligations within its control in respect of a Private Placement Settlement, it shall be an Event of Default with respect to Party B and Section 6 of the Agreement shall apply.  The Private Placement Settlement of such Restricted Shares shall include customary (for issuers with a market capitalization comparable to, and in the same industry as, Party B) representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary (for issuers with a market capitalization comparable to, and in the same industry as, Party B) for private placement agreements, all reasonably acceptable to Party A.  In the case of a Private Placement Settlement, Party A shall, in its good faith discretion, adjust the amount of Restricted Shares to be delivered to Party A hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in Restricted Shares.  Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the second Clearance System Business Day following notice by Party A to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i).  For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date or Termination Settlement Date that would otherwise be applicable.

(ii)           If Party B delivers any Restricted Shares in respect of this Transaction, Party B agrees that (i) such Shares may be transferred by and among Party A and its affiliates and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after the applicable Settlement Date, Party B shall (so long as Party A or any such affiliate is not an “affiliate” of Party B within the meaning of Rule 144 under the Securities Act) promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by Party A (or such affiliate of Party A) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by Party A or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the

A-1

Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Party A (or such affiliate of Party A).

A-2

ANNEX B

FORM OF OPINION OF COUNSEL

1.           The shares of common stock, par value $0.01, of the Company (the “Shares”) initially issuable under the Additional Forward Agreement (as defined in the Purchase Agreement) pursuant to Physical Settlement (as defined in the Additional Forward Agreement) have been duly authorized and, when issued to, and paid for by, the Forward Counterparty pursuant to the terms of the Additional Forward Agreement, will be validly issued, fully paid and non-assessable, and the issuance of such Shares is not subject to any preemptive rights under the General Corporation Law of the State of Delaware or the restated certificate of incorporation or amended and restated bylaws of the Company.

2.           No consent, approval, authorization, or order of, or qualification with, any governmental body or agency under the laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Additional Forward Agreement, or the General Corporation Law of the State of Delaware, is required for the execution, delivery and performance by the Company of its obligations under the Additional Forward Agreement, except such (a) as may be required under federal or state securities or Blue Sky laws or (b) relating specifically to public utility holding companies or the utilities industry, as to which we express no opinion.

3.           The execution and delivery by the Company of, and the performance by the Company of its obligations under, the Additional Forward Agreement will not contravene (i) the restated certificate of incorporation or amended and restated bylaws of the Company, (ii) any agreement that is specified in an annex to the legal opinion or (iii) any provision of the laws of the State of New York or any federal law of the United States of America that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Additional Forward Agreement, or the General Corporation Law of the State of Delaware, provided that we express no opinion as to (a) federal or state securities or Blue Sky laws or (b) laws relating specifically to public utility holding companies or the utilities industry.

4.           The Additional Forward Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms.

B-1

ANNEX C
FORM OF GUARANTEE

March 6, 2012

To:           Pepco Holdings, Inc.

Ladies and Gentlemen:

In consideration of Pepco Holdings, Inc. (hereinafter “Counterparty”) having entered into or entering into that certain trade dated as of March 6, 2012, Confirm Number [MS CONFIRM NUMBER] with Morgan Stanley & Co. LLC (hereinafter “Obligor”) (such confirmation exchanged between the parties hereinafter the “Confirmation”), Morgan Stanley, a Delaware corporation (hereinafter “Guarantor”), hereby irrevocably and unconditionally guarantees to Counterparty, with effect from the date of the Confirmation, the due and punctual payment of all amounts payable by Obligor under the Confirmation when the same shall become due and payable, whether on scheduled payment dates, upon demand, upon declaration of termination or otherwise, in accordance with, and subject to, the terms of the Confirmation and giving effect to any applicable grace period. Upon failure of Obligor punctually to pay any such amounts, and upon written demand by Counterparty to Guarantor at its address set forth in the signature block of this guarantee (the “Guarantee”) (or to such other address as Guarantor may specify in writing), Guarantor agrees to pay or cause to be paid such amounts; provided that delay by Counterparty in giving such demand shall in no event affect Guarantor's obligations under this Guarantee. This Guarantee is of payment and not of collection.

Guarantor hereby agrees that its obligations hereunder shall be continuing and unconditional and will not be discharged except by complete payment of the amounts payable under the Confirmation, irrespective of (1) any claim as to the Confirmation's validity, regularity or enforceability or the lack of authority of Obligor to execute or deliver the Confirmation; or (2) any change in or amendment to the Confirmation; or (3) any waiver or consent by Counterparty with respect to any provisions thereof; or (4) the absence or existence of any action to enforce the Confirmation, or the recovery of any judgment against Obligor or of any action to enforce a judgment against Obligor under the Confirmation; or (5) the dissolution, winding up, liquidation or insolvency of Obligor, including any discharge of obligations therefrom; or (6) any similar circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor generally.

Guarantor hereby waives diligence, presentment, demand on Obligor for payment or otherwise (except as provided hereinabove), filing of claims, requirement of a prior proceeding against Obligor and protest or notice, except as provided for in the Confirmation with respect to amounts payable by Obligor.  If at any time payment under the Confirmation is rescinded or must be otherwise restored or returned by Counterparty upon the insolvency, bankruptcy or reorganization of Obligor or Guarantor or otherwise,

Guarantor's obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Counterparty.

Guarantor represents to Counterparty, as of the date hereof, that:

1.           it is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full power and legal right to execute and deliver this Guarantee and to perform the provisions of this Guarantee on its part to be performed;

2.           its execution, delivery and performance of this Guarantee have been and remain duly authorized by all necessary corporate action and do not contravene any provision of its certificate of incorporation or by-laws or any law, regulation or contractual restriction binding on it or its assets;

3.           all consents, authorizations, approvals and clearances (including, without limitation, any necessary exchange control approval) and notifications, reports and registrations requisite for its due execution, delivery and performance of this Guarantee have been obtained from or, as the case may be, filed with the relevant governmental authorities having jurisdiction and remain in full force and effect and all conditions thereof have been duly complied with and no other action by, and no notice to or filing with, any governmental authority having jurisdiction is required for such execution, delivery or performance; and

4.           this Guarantee is its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' right or by general equity principles.

Each of the provisions contained in this Guarantee shall be severable and distinct from one another and if one or more of such provisions are now or hereafter becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Guarantee shall not in any way be affected, prejudiced or impaired thereby.

By accepting this Guarantee and executing the Confirmation, Counterparty agrees that Guarantor shall be subrogated to all rights of Counterparty against Obligor in respect of any amounts paid by Guarantor pursuant to this Guarantee, provided that Guarantor shall be entitled to enforce or to receive any payment arising out of or based upon such right of subrogation only to the extent that it has paid all amounts payable by Obligor under the Confirmation.

This Guarantee shall expire on March 5, 2013, however, this guarantee may be terminated upon 15 days prior written notice to that effect actually received by Counterparty. Such expiration or termination shall not, however, affect or reduce Guarantor's obligation hereunder for any liability of Obligor incurred with respect to transactions entered into by Obligor prior to such expiration.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference of its choice of law doctrine. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Confirmation.

MORGAN STANLEY

By:
Name:
Title:
Address:	1585 Broadway
New York, NY 10036
Attn:	Treasurer
Fax No.	212-762-0337
Phone:	212-761-4000